EXHIBIT 10.1

SEVENTH AMENDMENT TO LEASE AGREEMENT

THIS SEVENTH AMENDMENT TO LEASE AGREEMENT ("this Seventh Amendment") is dated as of June 30, 2015 ("Effective Date"), by and between ARE-708 QUINCE ORCHARD, LLC, a Delaware limited liability company, having an address at 385 E. Colorado Blvd., Suite 299, Pasadena, California 91101 ("Landlord"), and OPGEN, INC., a Delaware corporation, having an address at Suite 220, 708 Quince Orchard Road, Gaithersburg, Maryland  20878 ("Tenant").

RECITALS

A.        Landlord and Tenant have entered into that certain Lease Agreement ("Original Lease") dated as of June 30, 2008, as amended by a First Amendment to Lease dated as of April 4, 2011 ("First Amendment"), a Second Amendment to Lease Agreement dated as of August 15, 2012 ("Second Amendment"), a Third Amendment to Lease Agreement dated as of December 30, 2013 ("Third Amendment"), a Fourth Amendment to Lease Agreement dated as of March 21, 2014 ("Fourth Amendment"), a Fifth Amendment to Lease Agreement dated as of March 20, 2015 ("Fifth Amendment"), and a Sixth Amendment to Lease Agreement (And Amendment to Reimbursement Agreement) dated as of April 30, 2015 ("Sixth Amendment"; the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and the Sixth Amendment are hereinafter collectively referred to as the "Lease"), wherein Landlord leased to Tenant certain premises located on the first and second floors of the building located at 708 Quince Orchard Road, Gaithersburg, Maryland  20878, as more particularly described in the Lease, and consisting of approximately 18,931 rentable square feet ("Original Premises").

B.        Landlord and Tenant desire to amend the Lease, among other things, to increase the area of the Original Premises by adding approximately 2,008 rentable square feet of space (measured in accordance with the 1996 Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1-1996)) located on the second floor of the Building ("2015 Expansion Premises"; the Original Premises and the 2015 Expansion Premises are hereinafter collectively referred to as the "Premises") as shown on Exhibit A attached hereto as the "Available Space."

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1.            Expansion Premises.  Effective as of the 2015 Expansion Premises Commencement Date (as defined below), (a) the Original Premises shall be expanded to include the 2015 Expansion Premises so that the Premises contains approximately 20,939 rentable square feet, and (b) Exhibit A to this Seventh Amendment, which depicts the 2015 Expansion Premises, hereby supplements Exhibit A to the Lease.  The Term of the Lease for the Expansion Premises shall be the period beginning on the 2015 Expansion Premises Commencement Date and ending, unless earlier terminated in accordance with the terms and conditions of the Lease, on January 31, 2021 ("Expansion Premises Term").

a.	For purposes of this Seventh Amendment, "2015 Expansion Premises Commencement Date" means July 1, 2015 or such later date that Landlord is able to (i) deliver possession of the 2015 Expansion Premises to Tenant free and clear of the Current Tenant (as defined below) and (ii) complete the 2015 Expansion Premises Work (as defined below), subject to minor punchlist items.

b.	Tenant acknowledges that the 2015 Expansion Premises is currently leased to Ideal Innovations Incorporated ("Current Tenant"), which lease is scheduled to expire on June 30, 2015. Landlord makes no guaranty, representation, or assurance that Current Tenant will vacate the 2015 Expansion Premises by June 30, 2015.

2.            Base Rent for 2015 Expansion Premises.  Commencing on the 2015 Expansion Premises Commencement Date, Base Rent for the Premises shall be payable at the rate of $4,434.33 per month and shall thereafter be increased on each anniversary of the 2015 Expansion Premises Commencement Date by multiplying the Base Rent payable for the 2015 Expansion Premises immediately before such date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable for the 2015 Expansion Premises immediately before such date.  Base Rent for the 2015 Expansion Premises, as so adjusted, shall thereafter be due as provided in the Lease.

3.            Changes to Basic Lease Provisions.  Effective as of the 2015 Expansion Premises Commencement Date, the following amendments are hereby made to the definitions contained in the Basic Lease Provisions:

a.	The defined term "Premises" shall be deleted in its entirety and replaced with the following:

"Premises:	That portion of the Project, containing approximately 20,939 rentable square feet, as determined by Landlord, located on the second floor of the Building as shown as the (a) cross-hatched area on Exhibit A-3 to the Fifth Amendment to Lease Agreement ("Fifth Amendment") between Landlord and Tenant, and (b) area designated "Available Space" on Exhibit A to the Seventh Amendment to Lease Agreement between Landlord and Tenant ("Seventh Amendment")."

b.      The defined term "Rentable Area of the Premises" shall mean approximately 20,939 rentable square feet.

c.      The defined term "Tenant's Share of Operating Expenses" shall mean 42.20%.

4.           2015 Expansion Premises Work.  Before the 2015 Expansion Premises Commencement Date and subject to Force Majeure Delays, Landlord shall, at its expense, perform the following work within the 2015 Expansion Premises ("2015 Expansion Premises Work"):  (a) paint the walls with Building standard paint, (b) strip and wax the vinyl covered tile floor, and (c) clean the 2015 Expansion Premises.  To the extent there is any material damage or dents in the casework located in the 2015 Expansion Premises as of the 2015 Expansion Premises Commencement Date, Landlord shall promptly repair such damage or dents at its expense.

a.        Acceptance.  (i) Subject to the 2015 Expansion Premises Work, Tenant shall accept the 2015 Expansion Premises in their condition as of the 2015 Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the 2015 Expansion Premises, and (iii) Tenant's taking possession of the 2015 Expansion Premises shall be conclusive evidence that Tenant accepts the 2015 Expansion Premises and that the 2015 Expansion Premises were in good condition at the time possession was taken.  Notwithstanding anything to the contrary in this Seventh Amendment, Tenant shall have a period of 180 days after the 2015 Expansion Premises Commencement Date to reasonably identify in writing any latent defects in the mechanical, electrical and plumbing systems serving the 2015 Expansion Premises.  For purposes of this Seventh Amendment, "latent defects" means those material defects in such systems that could not have been identified or discovered through a reasonable inspection of such systems conducted by a qualified technician.  Landlord will, at its expense, promptly repair such identified defects.

b.        No Representation or Warranty.  Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the 2015 Expansion Premises, and/or the suitability of the 2015 Expansion Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the 2015 Expansion Premises are suitable for the Permitted Use.  Tenant shall use the 2015 Expansion Premises only for the Permitted Use under the Lease in compliance with the provisions of Section 7 of the Lease.

c.        No Work.  Other than the 2015 Expansion Premises Work and correction of latent defects (as defined in Section 4.a. above), Landlord shall have no obligation to perform any work at the Building in connection with Tenant's occupancy of the 2015 Expansion Premises or obtain any permits, approvals, or entitlements related to Tenant's specific use of the 2015 Expansion Premises or Tenant's business operations therein.

5.            Amended Definition of "Termination Fee."  As of the 2015 Expansion Premises Commencement Date, the definition of "Termination Fee" set forth in the second sentence of Section 43(c) is hereby deleted and replaced with the following sentence:

For purposes of this Section, "Termination Fee" means an amount equal to the unamortized amounts of (i) 2015 Landlord's Work (as defined in the Fifth Amendment) and 2015 Expansion Premises Work (as defined in the Seventh Amendment), (ii) the leasing commissions paid by Landlord in connection with the Fifth Amendment and Seventh Amendment, and (iii) the Rental Abatement (as defined in the Fifth Amendment).

6.	Miscellaneous.

a.    Terms used in this Seventh Amendment and not otherwise defined shall have the meanings ascribed to them in the Lease.

b.    This Seventh Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Seventh Amendment may be amended only by an agreement in writing, signed by the parties hereto.

c.    This Seventh Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

d.    This Seventh Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Seventh Amendment attached thereto.

e.    Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, "Broker") in connection with this Seventh Amendment and that no Broker brought about this transaction, other than Scheer Partners, Inc. ("SPI").  SPI shall be paid by Landlord pursuant to a separate agreement between Landlord and SPI.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker (other than SPI) claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Seventh Amendment.

f.    Except as amended and/or modified by this Seventh Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Seventh Amendment.  In the event of any conflict between the provisions of this Seventh Amendment and the provisions of the Lease, the provisions of this Seventh Amendment shall prevail.  Regardless of whether specifically amended by this Seventh Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Seventh Amendment.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment under seal as of the day and year first above written.

TENANT: OPGEN, INC., a Delaware corporation

By:	/s/ Timothy C. Dec	(SEAL)
Name:	Timothy C. Dec
Title:	Chief Financial Officer

LANDLORD: ARE-708 QUINCE ORCHARD, LLC, a Delaware limited liability company

By:	ARE-GP 708 Quince Orchard QRS CORP., a Maryland corporation, managing member

By:	Jackie Clem	(SEAL)
Name:	Jackie Clem
Title:	Senior Vice President, RE Legal Affairs